CONTACTS:

Kenneth A. Paladino, CFO TII Network Technologies, Inc. (631 789-5000	Van Negris/Lexi Terrero/Leslie V. Faulkner Van Negris & Company, Inc. (212)396-0606

FOR IMMEDIATE RELEASE:

TII NETWORK TECHNOLOGIES REPORTS FISCAL 2004 FIRST QUARTER RESULTS;
SALES, EARNINGS AND CASH INCREASE

COPIAGUE, NY – NOVEMBER 5, 2003 — TII Network Technologies, Inc. (Nasdaq: TIII), a leading provider of telecommunications network protection and management products, today announced its results of operations for the first quarter of fiscal 2004 ended September 26, 2003.

Net sales for the first quarter of fiscal 2004 were $9.2 million compared to $7.1 million for the first quarter of fiscal 2003, an increase of approximately $2.1 million or 30.2%. The increase in sales over the prior period is primarily due to the severe weather that occurred this past summer, compounded by the low inventory levels that the Company’s customers have been carrying. Though sales are not expected to continue at first quarter levels, the Company anticipates that sales for the balance of fiscal 2004 will exceed sales for the similar period of fiscal 2003.

Gross profit for the first quarter of fiscal 2004 was $2.8 million, or 30.3 % of net sales, compared to $1.8 million, or 26.1% of net sales, for the comparable prior year period, an increase of approximately $943,000 or 51.1%. The improved gross profit levels and gross margin over the prior year ago period were primarily due to the increased sales levels and the actions that the Company has been taking to reduce the cost of producing its products.

Net earnings for the first quarter of fiscal 2004 was $913,000 or $0.08 per fully diluted common share, compared to net earnings of $61,000 or $0.01 per fully diluted common share in the year ago quarter.

Commenting on the fiscal year 2004 first quarter results, Timothy J. Roach, President and Chief Executive Officer, stated: “In addition to the impact of the increase in sales, these improved results reflect the success of our strategy that we have been executing over the last several years. Included in this strategy was the objective of creating a profitable business model founded on lowering our overall cost structure while also strengthening our product offerings. In addition to recording strong earnings, our cash position has increased to $3.3 million and we still have virtually no outstanding debt.

“Looking ahead, we are focusing on opportunities in broadband communications, power and data-line protection and a multi-service residential gateway distributed through our traditional distribution channels. While we expect the issues confronting the telecommunications industry to continue to impact our Company for the remainder of fiscal 2004, we believe there is a general overall improvement in the telecommunications industry. We therefore remain confident about the Company’s prospects and our ability to sustain profitability for the full fiscal year.”

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TII Network Technologies, Inc.

November 5, 2003
Page Two

About TII Network Technologies, Inc.

TII is a proven technology leader specializing in providing the telecommunications industry with innovative network protection and management products, including station protectors, network interface devices, DSL protectors, filters and splitters, power and data-line protectors and a multi-service residential gateway, as well as creative, custom design solutions to meet customers’ individual requirements.

Statements in this release that are not strictly historical are “forward-looking” statements and should be considered as subject to the risks and uncertainties that exist in the Company’s operations and business environment. These factors include, but are not limited to, general economic and business conditions, especially as it pertains to the telecommunications industry; the level of inventories maintained by the Company’s customers; potential changes in customer spending and purchasing policies and practices; potential technological changes, including the Company’s ability to timely develop new products and adapt its existing products to technological changes; risks inherent in new product introductions, such as start-up delays and uncertainty of customer acceptance; the Company’s ability to market existing and new products; the Company’s ability to retain and win contracts; the Company’s dependence on third parties for product manufacturing and product components; the Company’s ability to maintain its relationship with or reduce its dependence upon one of its principal contract manufacturers which is an affiliate of a principal customer; the potential for the disruption of shipments to major customers as a result of, among other things, third party labor disputes, political unrest in or shipping disruptions from countries in which the Company’s contract manufacturers produce the Company’s products; weather and similar conditions, particularly the effect of hurricanes on the Company’s manufacturing, assembly and warehouse facilities in Puerto Rico or the Pacific Rim; competition; the Company’s ability to attract and retain technologically qualified personnel; the Company’s ability to fulfill its growth strategies; the Company’s ability to maintain the listing of its Common Stock on the Nasdaq SmallCap market; the availability of financing on satisfactory terms and other factors from time to time discussed in the Company’s SEC reports.

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— Statistical Tables Follow —

TII Network Technologies, Inc.

November 5, 2003
Page Three

TII NETWORK TECHNOLOGIES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three months ended
	September 26, 2003	September 27, 2002
	(Unaudited)
Net sales	$9,211	$7,074
Cost of sales	6,424	5,230

Gross profit	2,787	1,844

Operating expenses:
Selling, general and administrative	1,486	1,438
Research and development	386	354

Total operating expenses	1,872	1,792

Operating income	915	52
	915	52
Interest expense	(10)	(10)
Interest income	8	4
Other income	--	15

Net earnings	$913	$61

Net earnings per common share:
Basic	$.08	$.01

Diluted	$.08	$.01

Weighted average common shares outstanding:
Basic	11,686	11,682
Diluted	11,959	11,702

TII Network Technologies, Inc.

November 5, 2003
Page Four

TII NETWORK TECHNOLOGIES, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	September 26, 2003	June 27, 2003
	(Unaudited)

ASSETS
Current Assets:
Cash and cash equivalents	$3,265	$772
Accounts receivable, net	3,723	2,521
Inventories	4,400	5,905
Other current assets	384	354

Total current assets	11,772	9,552

Property, plant and equipment, net	4,678	5,035
Other assets	505	514

TOTAL ASSETS	$16,955	$15,101

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current portion of long-term debt	$15	$26
Accounts payable and accrued liabilities	2,243	1,291

Total current liabilities	2,258	1,317

Long-term debt	--	13

Commitments and contingencies
Stockholders' Equity:
Preferred stock, par value $1.00 per share; 1,000,000 shares
authorized; Series D Junior Participating, no shares outstanding	--	--

Common stock, par value $.01 per share; 30,000,000 shares
authorized;11,739,921 and 11,699,921 shares issued at September
26, 2003 and June 27, 2003, respectively, and 11,722,284 and
11,682,284 shares outstanding at September 26, 2003 and June 27,
2003 respectively	118	117
Additional paid-in capital	37,879	37,867
Accumulated deficit	(23,019)	(23,932)

	14,978	14,052
Less: Treasury stock, at cost; 17,637 common shares	(281)	(281)

Total stockholders' equity	14,697	13,771

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$16,955	$15,101

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